SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 8-K

                              CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                                October 26, 1995
                ________________________________________________
                Date of report (Date of earliest event reported)

                            Petrie Stores Corporation
             ______________________________________________________
               (Exact Name of Registrant as Specified in Charter)

            New York              1-6166             36-2137966
          ______________    _____________________  __________________
          (State of         (Commission File No.)   (IRS Employer
          Incorporation)                            Identification No.)

                            70 Enterprise Avenue
                        Secaucus, New Jersey  07094
        ____________________________________________________________
           (Address of Principal Executive Offices and Zip Code)

                               (201) 866-3600
            ____________________________________________________
            (Registrant's telephone number, including area code)

                                    N/A
       _____________________________________________________________
       (Former Name or Former Address, if Changed Since Last Report)


          Item 2.   Acquisition or Disposition of Assets.

                    In accordance with the Plan of Liquidation and Dissolution (the "Plan of Liquidation") of Petrie Stores Corporation, a New York corporation ("Petrie"), approved by Petrie's shareholders at Petrie's Reconvened Annual Meeting of Shareholders held on January 24, 1995, on October 25 and 26, 1995, Petrie sold (the "Sale") an aggregate of 3,000,000 shares of common stock, par value $.10 per share, of Toys "R" Us, Inc., a Delaware corporation ("Toys Common Stock"), or approximately 29.8% of the Toys Common Stock held by Petrie. The aggregate consideration for the Sale, after commissions, was approximately $66 million. Petrie does not expect to incur any tax on the Sale.

                    The Sale was made in order for Petrie to diversify its assets in light of the recent decline in the price per share of Toys Common Stock and the recent bankruptcy filing by Petrie Retail, Inc., a Delaware corporation and a former wholly-owned subsidiary of Petrie to which all of Petrie's and its subsidiaries' retail operations were transferred in December 1994 ("Petrie Retail"). As a result of such bankruptcy, Petrie may be called upon to satisfy certain lease and other obligations (such other obligations are not expected to result in a material liability for Petrie) of Petrie Retail and its subsidiaries. Petrie's potential liability as a guarantor of certain lease obligations of Petrie Retail and its subsidiaries will depend on, among other things, the extent to which Petrie Retail rejects leases in bankruptcy with respect to which Petrie is a guarantor and the extent to which landlords of leases which are rejected in bankruptcy find new tenants for the properties underlying such leases. No assurance can be given as to what the ultimate effect of Petrie Retail's bankruptcy filing will be with respect to the lease guarantees and other liabilities of Petrie.

                    Following the Sale, Petrie holds 7,055,576 shares of Toys Common Stock and approximately $86 million in cash and cash equivalents (including the proceeds of the Sale). Cash equivalents are invested, directly or indirectly, in obligations of the United States Treasury and certain agencies or instrumentalities of the United States Government. If the Sale had taken place on July 29, 1995, the last day of Petrie's second quarterly period, and Petrie's Quarterly Report on Form 10-Q for such quarterly period had reflected the Sale and the second liquidating distribution that occurred on August 15, 1995, Petrie's investment in Toys Common Stock would have been reduced by approximately $236.8 million, Petrie's deferred income tax liability would have been reduced by approximately $57.5 million, Petrie's cash and cash equivalents would have been increased by approximately $66 million, and a net loss of approximately $19 million would have been recorded, resulting in net assets in liquidation as of July 29, 1995 of approximately $227.2 million.

                    Pursuant to Petrie's Plan of Liquidation,
          Petrie intends to complete its liquidation by January 24, 1996, or as soon thereafter as is practicable. Thereafter, Petrie will place its then remaining shares of Toys Common Stock, cash and cash equivalents and any other assets in a liquidating trust (the "Liquidating Trust") and Petrie's shareholders will become holders of beneficial interests in the Liquidating Trust.
          Additional distributions of shares of Toys Common Stock and/or cash held by Petrie will be made from time to time to holders of beneficial interests in the Liquidating Trust to the extent that such assets are no longer needed to provide for Petrie's actual and contingent liabilities. It has not yet been determined whether Petrie will make another liquidating distribution prior to establishing the Liquidating Trust.

                    A copy of the Plan of Liquidation was previously filed as an exhibit to Petrie's Proxy Statement, dated as of November 17, 1994, and is incorporated herein by reference.


                             Signature

                Pursuant to the requirements of the Securities
          Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

          Dated:  November 2, 1995

                                 PETRIE STORES CORPORATION

                                 By: /s/ STEPHANIE R. JOSEPH
                                     Stephanie R. Joseph
                                     Secretary and Principal
                                     Legal Officer